UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Brinker International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6820 LBJ Freeway
Dallas, Texas 75240
(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held November 2, 2006

September 8, 2006

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Brinker International, Inc. to be held at 10:00 a.m. (Dallas time), on Thursday, November 2, 2006, at the Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas 75234. At the meeting, we will:  (1) elect nine (9) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2007 year; (3) vote on a shareholder proposal; and (4) conduct any other business properly presented at the meeting.

Your Board of Directors has chosen September 5, 2006, as the date used to determine the shareholders who will be able to attend and vote at the annual meeting. If you own shares in Brinker, at the end of business on that day, you are invited to attend the annual meeting. Seating at the meeting will be limited to Brinker’s shareholders, proxy holders and invited guests of Brinker. If you own your shares in your own name, please bring photo identification to the meeting. If you hold your shares through a bank, broker or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment and other electronic devices will not be permitted at the meeting.

Your vote is important. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, you may complete the enclosed proxy card (please be sure to date and sign it as well), and return it to us. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as described in the instructions on the proxy card.

Whether or not you plan to be present at the meeting, please take the time to vote, by Internet, telephone or mailing in your proxy. If you have voted by mail or by telephone or over the Internet and later decide to attend the annual meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

Very truly yours,
Douglas H. Brooks
Chairman of the Board, President and Chief Executive Officer

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the annual meeting of shareholders on November 2, 2006 at 10:00 a.m. and at any adjournment or postponement of that meeting. The meeting will be held at the Cinemark 17 Theater, which is located at 11817 Webb Chapel Road, Dallas, Texas 75234. The purpose of the meeting is to:

•       elect nine (9) directors;

•       vote on the ratification of the selection of KPMG LLP as our independent auditors for the 2007 fiscal year;

•       vote on a shareholder proposal; and

•       conduct any other business properly presented at the meeting or any adjournment or postponement thereof.

We mailed this Proxy Statement and the accompanying proxy on or about September 8, 2006, to all shareholders entitled to vote at the annual meeting.

How many votes do I have?

If we had your name on record as owning stock in Brinker International, Inc. at the close of business on September 5, 2006, then you are entitled to vote at the annual meeting. You are entitled to one vote for each share of Brinker’s common stock you own as of that date. At the close of business on August 17, 2006, 82,716,539 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the annual meeting and vote in person.

How do I attend the annual meeting in person?

Seating at the annual meeting will be limited to Brinker’s shareholders or their proxyholders and the Company’s invited guests. If you are a holder of record in your own name, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The annual meeting will begin promptly at 10:00 a.m. Dallas time, so please plan to arrive accordingly.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the annual meeting by:

•       returning another proxy card with a later date;

•       sending written notification of revocation to the Corporate Secretary at our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240;

•       entering a later vote by telephone or over the Internet; or

•  attending the annual meeting and voting in person.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•       we may contact you using the telephone or electronic communication;

•       our directors, officers, or other regular employees may contact you personally; or

•       we may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this proxy statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact your broker. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•       Proposal 1: Elect Nine Directors

The nine nominees for director who receive the most votes of all nominees for director will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•       Proposal 2: Ratify Selection of Independent Auditors for the 2007 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•       Proposal 3: Act on Shareholder Proposal

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•       “FOR” the election of the nine nominees for director;

•       “FOR” ratification of KPMG LLP as our independent auditors for the 2007 fiscal year; and

•  “AGAINST” approval of the shareholder proposal.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any additional business is properly presented at the annual meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

How do I submit a proposal for next year’s annual meeting?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2007 Annual Meeting of Shareholders, you must submit your proposal to us no later than May 11, 2007 and must comply with the notice, information and other provisions contained in the Company’s bylaws. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must also comply with the Securities and Exchange Commission (“SEC”) rules, and you must submit it to us no later than May 11, 2007. Proposals should be sent to our executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 in care of the Corporate Secretary.

How do I submit a nomination for the Board of Directors?

Any shareholder of the Company may recommend one or more individuals to be considered by the Governance and Nominating Committee of the Company’s Board of Directors as a potential nominee or nominees for election as a director of the Company. If you wish to recommend one or more individuals for a position or positions on the Board of Directors, our bylaws require that you submit your recommendation, along with certain information about the candidate(s) to the Company’s General Counsel. If you need a copy of the bylaws, you may obtain them free of charge from the Secretary of the Company or you may find them in the Company’s public filings with the SEC. If you want to submit a recommendation for the Company’s 2007 annual meeting of the shareholders, your submittal must be delivered to our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 to the attention of the Company’s General Counsel on or before May 11, 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that the Board of Directors would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. All Nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2005 annual meeting of shareholders.

Information About Nominees

We are furnishing you below certain information about each of the nine persons nominated as directors:

Douglas H. Brooks, 54, is Chairman of the Board of the Board of Directors of the Company, having been elected to the position in November 2004, and has served as Chief Executive Officer of the Company since January 2004, and as President of the Company since January 1999. Previously, Mr. Brooks served as Chili’s Grill & Bar President from June 1994 to May 1998, Executive Vice President of the Company from May 1998 until January 1999, and Chief Operating Officer from May 1998 until June 2003. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President—Central Region Operations in 1987, and Senior Vice President—Chili’s Operations in 1992. He held this position until becoming President of Chili’s in 1994. Mr. Brooks serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital. Mr. Brooks has been a member of the Board of Directors since 1999.

Robert M. Gates, 63, is President of Texas A&M University, having been appointed to this position in 2002. From 1999 to 2001, Dr. Gates served as the Dean of the George Bush School of Government and Public Service at Texas A&M University. Prior to this time, Dr. Gates was a consultant, author and lecturer. From 1991 to 1993, he served as Director of Central Intelligence for the United States. Dr. Gates is a member of the Board of Trustees of The Fidelity Funds and a member of the Board of Directors of Parker Drilling Company and NACCO Industries, Inc. Dr. Gates serves on the National Executive Board of the Boy Scouts of America and is President of the National Eagle Scout Association. Dr. Gates has served as a member of the Board of Directors since September 2003 and is a member of the Audit Committee of the Company.

Marvin J. Girouard, 67, is the Chairman and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of Chairman in February 1999 and Chief Executive Officer in June 1998. Mr. Girouard previously served as Chief Operating Officer from 1988 to 1998 and as President from 1988 until February 1999. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He is an honorary member of the Board of Directors for the United States Committee for UNICEF—The United Nations Children’s Emergency Fund. Mr. Girouard has served as a member of the Board of Directors since 1998, serves as the Lead Director of the Board, and is a member of the Audit, Compensation and Executive Committees of the Company.

Ronald Kirk, 52, is a partner in the law firm of Vinson & Elkins LLP, joining the firm in February 2005. Previously, Mr. Kirk was a partner in the law firm of Gardere Wynne Sewell, L.L.P. from 2001 until 2005 and served as the Mayor of the City of Dallas from 1995 until 2001. Mr. Kirk also serves on the Board of Directors for Dean Foods Company and PetSmart, Inc. Mr. Kirk has served on the

Board of Directors since 1997 and is a member of the Executive and Governance and Nominating Committees of the Company.

George R. Mrkonic, 54, is the Retired President and Vice Chairman of Borders Group, Inc., having previously served as a Director of Borders Group, Inc. from 1994 to 2004, Vice Chairman from December 1994 until January 2002 and President from December 1994 until January 1997. Mr. Mrkonic also serves as a Director for Guitar Center, Inc., Syntel, Inc., Autozone, Inc., and Nashua Corporation. Mr. Mrkonic has served as a member of the Board of Directors since September 2003 and is a member of the Audit and the Compensation Committees of the Company.

Erle Nye, 69, is Chairman Emeritus of TXU Corp. since May 2005, having served as Chairman of the Board from 2004 to 2005, Chairman of the Board and Chief Executive from 1997 to 2004, President and Chief Executive from 1995 to 1997, and President from 1987 to 1995. Mr. Nye has served on the Board of Directors of TXU Corp. since 1987. Mr. Nye also serves on the boards of many professional, civic and charitable organizations. Mr. Nye has served on the Board of Directors since November 2002 and is a member of the Executive and Governance and Nominating Committees of the Company.

James E. Oesterreicher, 65, is the Retired Chairman of the Board of J.C. Penney Company, Inc., having served as Chairman of the Board and Chief Executive Officer from January 1997 until September 2000 and Vice Chairman and Chief Executive Officer from January 1995 until January 1997. Mr. Oesterreicher served as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher joined J.C. Penney Company in 1964 as a management trainee. He serves as a Director for TXU Corp., Texas Health Resources, Circle Ten Council—Boy Scouts of America, March of Dimes, and Spina Bifida Birth Defects Foundation. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since 1994 and is a member of the Audit and Compensation Committees of the Company.

Rosendo G. Parra, 46, is Senior Vice President for the Home and Small Business Group of Dell, Inc. since June 2006, having served as Senior Vice President and General Manager, Dell Americas from April 2002 until June 2006, Senior Vice President and Co-General Manager, Worldwide Home and Small Business Group from April 2001 until April 2002, Senior Vice President, Americas Public and Americas International from September 1998 until April 2001, Vice President, Public and Americas International, from February 1997 until September 1998, Group Vice President, Sales, Marketing and Service, from June 1994 until February 1997, and Vice President, Dell USA from August 1993 until June 1994. Mr. Parra has served as a member of the Board of Directors since December 2004 and is a member of the Compensation and Governance and Nominating Committees of the Company.

Cece Smith, 61, is Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm investing in retail and consumer businesses that she co-founded in 1986. Previously, Ms. Smith held senior management positions with Pearle Health Services and S&A Restaurant Corp. Ms. Smith currently serves on the Executive Boards of the Dallas Symphony Association and the Edwin L. Cox School of Business at Southern Methodist University. Ms. Smith has served on the Board of Directors since January 2002 and is a member of the Audit and Compensation Committees of the Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

Stock Ownership of Directors

Name	Number of Shares of Common Stock Beneficially Owned as of August 17, 2006(1)(2)(3)	Number Attributable to Options Exercisable Within 60 Days of August 17, 2006(4)
Douglas H. Brooks	738,587	619,394
Robert M. Gates	13,117	8,893
Marvin J. Girouard	22,532	14,831
Ronald Kirk	53,214	48,753
George R. Mrkonic	17,713	8,001
Erle Nye	25,327	18,424
James E. Oesterreicher	21,118	14,186
Rosendo G. Parra	6,124	0
Cece Smith	35,892	27,001

(1)    We determined beneficial ownership in accordance with the rules of the SEC. The listed directors have sole investment power and sole voting power as to all shares of stock where they are identified as being the beneficial owners, unless we have noted otherwise, and are subject to any community property interest of a director’s spouse.

(2)    Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 17, 2006, under one of the following plans: 1991 Stock Option Plan for Non-Employee Directors and Consultants, 1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants.

(3)    Each director owns less than 1% of our common stock.

(4)    Mr. Brooks owns 861,894 stock options, 619,394 of which have vested, or will vest, within 60 days of August 17, 2006. Dr. Gates owns 36,954 stock options, 8,893 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Girouard owns 33,664 stock options, 14,831 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Kirk owns 71,855 stock options, 48,753 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Mrkonic owns 33,000 stock options, 8,001 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Nye owns 42,108 stock options, 18,424 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Oesterreicher owns 33,019 stock options, 14,186 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Parra owns 27,081 stock options, none of which have vested, or will vest, within 60 days of August 17, 2006. Ms. Smith owns 45,000 stock options, 27,001 of which have vested, or will vest, within 60 days of August 17, 2006.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors selected KPMG LLP as our independent auditors for fiscal 2007. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified by you, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 28, 2006 and June 29, 2005, by our independent auditors, KPMG LLP:

Fiscal Year	Annual Audit Fees		Audit-Related Fees		Tax Fees		All Other Fees
2006	$731,000	(1)	$46,000	(2)	$69,000	(3)	$0
2005	$817,000	(4)	$65,000	(5)	$47,000	(6)	$0

(1)    For fiscal 2006, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($685,000), subsidiary and statutory audits ($30,000), the issuance of consents for franchise circulars ($5,000), and review of the implementation of SFAS 123R ($11,000).

(2)    For fiscal 2006, audit-related fees were for audits of the Company’s 401(k) Savings Plan, and the now-terminated Savings Plan II.

(3)    For fiscal 2006, tax fees were for tax planning ($33,000), assistance with change in accounting methods ($12,000), and the review of tax returns ($24,000).

(4)    For fiscal 2005, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements and reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($761,000), subsidiary and statutory audits ($27,000), the issuance of consents for franchise circulars ($4,000), and review of state income tax structuring in support of annual audit ($25,000).

(5)    For fiscal 2005, audit-related fees were for audits of the Company’s 401(k) Savings Plan, Savings Plan II, and group health plan.

(6)    For fiscal 2005, tax fees were for tax planning ($21,000) and the review of tax returns ($26,000).

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•       to engage and terminate our independent auditors,

•       to pre-approve their audit services and permitted non-audit services,

•       to approve all audit and non-audit fees, and

•       to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2006 and 2005 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2006, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $100,000. In addition, if the fee for a particular item would exceed $20,000, Audit Committee approval would be required. There were no instances of waiver of approval requirements or guidelines during either fiscal year. For the upcoming fiscal year 2007, the Audit Committee has set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $200,000, with a requirement that if a fee for a particular item exceeds $40,000, Audit Committee approval would be required.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2007.

PROPOSAL 3

People for the Ethical Treatment of Animals (PETA), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 110 shares of common stock, as primary filers, and the Calvert Social Index Fund, c/o Calvert Group, Ltd., 4550 Montgomery Avenue, Bethesda, Maryland 20814, beneficial owner of 803 shares of common stock, as co-sponsors, have notified us that they intend to present a resolution at the annual meeting. Your Board of Directors and the Company accept no responsibility for the proposed resolution. Your Board of Directors recommends a vote AGAINST this shareholder proposal. As required by federal regulations, the resolution is included below exactly as submitted:

WHEREAS on its Web site, Brinker International, Inc. (“Brinker”), makes no mention of animal welfare policies or standards; and

WHEREAS consumers consider animal welfare and product quality when making dining choices; and

WHEREAS Brinker’s competitors—including McDonald’s, Burger King, and Denny’s—recognize the need for humane slaughter methods to keep their competitive advantage and are particularly committed to improving conditions in their poultry suppliers’ slaughterhouses; and

WHEREAS Brinker purchases chickens from suppliers that use a cruel method of poultry slaughter called “electrical stunning,” in which the birds are paralyzed with an electric current, have their throats slit, and are dropped into tanks of scalding-hot water, often while still conscious; and

WHEREAS Brinker has yet to make any progress on requiring that its suppliers implement the more humane, USDA-approved method of poultry slaughter called “controlled-atmosphere killing” (CAK), which replaces the oxygen that birds are breathing with inert gases, gently and effectively putting them “to sleep”; and

WHEREAS a report commissioned by McDonald’s (“the report”) concurred that CAK is, as animal welfare experts have described it, the most humane method of poultry slaughter currently available and found that CAK “[1.] has advantages [over electrical stunning] from both an animal welfare and meat quality perspective…[2.] obviates potential distress and injury… [and 3.] can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress”; and

WHEREAS the report further concludes that McDonald’s suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality; and

WHEREAS despite the fact that CAK is optimal for the birds’ well-being and for profit, and while McDonald’s, Burger King, Denny’s and others continue to make progress toward adopting CAK, Brinker has yet to take a single step to move its suppliers in that direction;

NOW, THEREFORE, BE IT RESOLVED that to advance both Brinker’s financial interests and the welfare of birds supplied to Brinker’s restaurants, shareholders request that the Board of Directors issue a report to shareholders by October 2007 detailing the progress made toward encouraging its suppliers to evaluate CAK with the goal of possibly implementing it.

Board of Directors’ Statement in Opposition of the Proposal

Your Board of Directors recommends a vote AGAINST this shareholder proposal.

Your directors understand the importance of humane processing of animals within the supply chain of protein vendors. While we do not directly engage in the raising or processing of animals for our restaurants, we are a large purchaser of these products. We contractually require that our vendors of protein products maintain programs for the humane handling of animals processed in their systems. This includes complying with all relevant government regulation. It is our belief that these governmental bodies are best situated to determine required handling procedures based on appropriate science, technology and application, and we will follow their lead in this regard. Furthermore, early adoption of technology prior to proven cost-efficient effectiveness would likely lead to higher product costs and reduced profitability to you.

We will continue to monitor and ensure compliance of the vendor community with required humane processing of animals consistent with government regulations, will support programs that are adopted as industry standards and will stay attuned to new technologies developed to advance these processes.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND YOU AS OUR SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND
GOVERNANCE OF THE COMPANY

Director Independence

The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined by the listing standards of the New York Stock Exchange (“NYSE”) and the rules of the SEC, and that no material relationship exists between us and each director outside of their service as a member of the Board of Directors. In this proxy statement we refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.”

Robert M. Gates
Marvin J. Girouard
Ronald Kirk
George R. Mrkonic
Erle Nye
James E. Oesterreicher
Rosendo G. Parra
Cece Smith

Board Structure

The Board of Directors does not have classes where a director serves multi-year terms. Each director serves for a one year term and is subject to re-election by you each year. However, the Governance and Nominating Committee has divided the non-employee directors into four groups. The groups are staggered so that each year the members of one of the groups shall have served on the Board of Directors for four consecutive years. At the time a group has served four consecutive years, the members of such group are considered “Retiring Directors.” Those Retiring Directors will, as determined by the Governance and Nominating Committee, either leave the Board of Directors at the end of their current term or serve an additional four year term on the Board of Directors (subject to annual re-election by you). Prior to recommending Retiring Directors for nomination for re-election, the Governance and Nominating Committee considers many things including:

•       the quality of past director service, attendance at Board of Directors and Committee meetings;

•       whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;

•       input from other members of the Board of Directors concerning the performance of that director; and

•       the independence of the director.

This year Messrs. Girouard, Nye and Oesterreicher are Retiring Directors who have been renominated by the Governance and Nominating Committee. The four groups of non-employee directors are as follows:

Director Group	Group Members	Considered a “Retiring Director” at the Annual Shareholder Meeting Following the End of the Noted Fiscal Year
One	Messrs. Girouard; Nye; and Oesterreicher	2010 fiscal year
Two	Dr. Gates; Mr. Mrkonic	2007 fiscal year
Three	Messrs. Kirk and Parra	2008 fiscal year
Four	Ms. Smith	2009 fiscal year

Committees of the Board of Directors

The Board of Directors has four standing committees:

•       Executive Committee;

•       Audit Committee;

•       Compensation Committee; and

•       Governance and Nominating Committee.

The charters for each of these committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our internet website (http://www.brinker.com/corp_gov/) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees required by the NYSE and the SEC.

The Executive Committee is currently comprised of Messrs. Girouard, Kirk, Nye and Brooks and met two times during the fiscal year. The Executive Committee reviews material matters between Board meetings, provides advice and counsel to our management, and has the authority to act for the Board on most matters between Board meetings. In addition, the Executive Committee is also charged with assuring that we have a satisfactory succession management plan for all key management positions.

The Audit Committee is currently comprised of Messrs. Girouard, Mrkonic, Gates and Oesterreicher and Ms. Smith and met eight times during the fiscal year. The Board of Directors has determined that Ms. Smith is an “audit committee financial expert” as such term is defined in Item 401(h) of the SEC’s Regulation S-K. We have provided you a discussion of the role of the Audit Committee in the “Report of the Audit Committee” later in this proxy statement.

The Compensation Committee is currently comprised of Messrs. Girouard, Mrkonic, Parra and Oesterreicher and Ms. Smith and met six times during the fiscal year. The Compensation Committee, acting pursuant to its written charter, performs the following functions:

•       reviews the performance of the Chief Executive Officer;

•       approves key executive promotions;

•       approves the reasonableness and appropriateness of senior management compensation arrangements and levels; and

•       ensures the adoption, amendment and administration of compensation and stock-based incentive plans (subject to shareholder approval where required), including:

—  managing the various stock option plans of the Company; and

—  approving the total number of available shares to be used each year in stock-based plans.

We have provided you a discussion of the specific nature of the Committee’s responsibilities and compensation philosophy as they relate to our executive officers in the “Report of the Compensation Committee” later in this proxy statement.

The Governance and Nominating Committee is currently composed of Messrs. Kirk, Nye, and Parra and met three times during the fiscal year. The Governance and Nominating Committee, acting pursuant to its written charter, performs the following functions:

•       recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;

•       reviews the compensation paid to non-management Board members;

•       recommends corporate governance guidelines to the full Board of Directors;

•       reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and

•       reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 28, 2006, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

The Board of Directors encourages each director to attend each annual meeting of shareholders. Such attendance allows for direct interaction between you and members of the Board of Directors. Dr. Gates was the only then-current Independent Director who did not attend the Company’s 2005 annual meeting of shareholders.

Lead Director

The Independent Directors selected Mr. Girouard from their group to serve as the “Lead Director” of the Board. As Lead Director, Mr. Girouard chairs each meeting of the Independent Directors (an “Executive Session”). The Independent Directors meet in Executive Session at each Board meeting.

As the Lead Director of the Board, Mr. Girouard’s duties include:

•       presiding at all meetings of the Board of Directors when the Chairman of the Board is not present;

•       serving as liaison between the Chairman of the Board and the Independent Directors;

•       approving information sent to the Board of Directors;

•       approving meeting agendas and schedules for the Board of Directors;

•       having the authority to call a meeting of the Independent Directors; and

•       being available for consultation and direct communication with major shareholders.

Directors’ Compensation

Directors who are not employees of the Company receive the following compensation:

•       annual compensation of $50,000, which, at the director’s choosing, may be taken in any combination of cash, restricted stock units or restricted stock (with the director receiving a 25% match in restricted stock units or restricted stock (as applicable) for the portion of his or her annual compensation taken in restricted stock units or restricted stock);

•       an annual grant of 2,500 restricted stock units or restricted stock, at the director’s choosing;

•       $2,000 for each meeting of the Board of Directors attended; and

•       $2,000 for each meeting of any Committee of the Board of Directors attended.

The Chair of the Audit Committee receives additional annual compensation of $10,000. The Audit Committee financial expert receives additional annual compensation of $10,000, unless such individual is also the Chair of the Audit Committee, in which case the total compensation would be $10,000 for such person. The Chair of each of the Compensation, Executive, and Governance and Nominating Committees receives additional annual compensation of $7,500. The Lead Director of the Board receives additional annual compensation of $25,000. We also reimburse directors for costs incurred by them in attending meetings of the Board. A new director who is not an employee of the Company will receive 8,000 restricted stock units or restricted stock, at the director’s choosing, at the beginning of such director’s term. The restricted stock units and restricted stock are granted pursuant to our 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants at the fair market value of the underlying Common Stock on the date of grant. Grants are made on the sixtieth day following the Board of Directors’ meeting held on the same day as the annual shareholder meeting (or if the sixtieth day is not a business day, on the first business day thereafter). All of the restricted stock units and restricted stock will vest on the fourth anniversary of the date of grant. Restricted stock will be delivered following vesting and payout for restricted stock units will occur following a director’s departure from the Board of Directors.

For the fiscal year ended June 28, 2006, the current non-employee members of the Board of Directors were compensated as follows:

	Cash Compensation			Equity Compensation
Director	Meeting Fees	Chair/ Expert Fees	Annual Compensation(1)	Restricted Stock	Restricted Stock Units	Stock Options(2)
Marvin Girouard(3)	$40,000	$25,000	$0	4,124	0	7,500
Cece Smith(4)	$36,000	$10,000	$0	0	4,124	10,000
George Mrkonic(5)	$36,000	$7,500	$0	4,124	0	5,000
Ron Kirk(6)	$18,000	$7,500	$25,000	0	3,312	2,500
James Oesterreicher	$34,000	$0	$30,000	3,150	0	7,500
Erle Nye	$16,000	$0	$0	4,124	0	7,500
Robert Gates	$20,000	$0	$20,000	0	3,474	5,000
Rosendo Parra	$24,000	$0	$0	4,124	0	2,500

(1)    This column reflects the cash portion of the annual compensation of $50,000 for each director. If the amount is less than $50,000, the director elected to receive the difference in restricted stock or restricted stock units.

(2)    In the 2005 proxy statement, we outlined that the prior program of granting stock options to re-nominated Retiring Directors was ceasing. The option grants in this column reflect the final grants as described in last year’s proxy statement. These options vest in one-third increments on January 4, 2008, January 4, 2009, and January 4, 2010.

(3)    Mr. Girouard serves as Lead Director of the Board.

(4)    Ms. Smith serves as Chairman of the Audit Committee and as the Audit Committee’s Financial Expert.

(5)    Mr. Mrkonic serves as Chairman of the Compensation Committee.

(6)    Mr. Kirk serves as Chairman of Governance and Nominating Committee.

Shareholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors or with an individual director, you may direct such communications in care of the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240. The communication must be clearly addressed to the Company’s Board of Directors or to a specific director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1.     Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2.     Each candidate shall have demonstrated integrity and ethics in his/her personal and professional life and have established a record of professional accomplishment in his/her chosen field.

3.     No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4.     Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

5.     In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a)    Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b)   Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c)    Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas—finance, accounting, sales and marketing, organizational development, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate’s suitability.

Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating

Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2007 annual meeting of shareholders, your notice to the Company’s General Counsel must be delivered to our principal executive offices no later than May 11, 2007. Any such recommendations received by the General Counsel will be presented to the Governance and Nominating Committee for consideration. All candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and if approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Code of Ethics

We have adopted a code of ethics that applies to all members of the Board of Directors and our employees. You may obtain a copy of the code free of charge in the Corporate Governance section of our internet website (http://www.brinker.com/corp_gov/) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

The Board of Directors generally elects executive officers annually at its final meeting preceding the annual meeting of shareholders. We have provided you below certain information about our executive officers. You may find information about Mr. Brooks in the prior section captioned “Election of Directors—Information About Nominees.”

Jean M. Birch, 46, is Senior Vice President and Romano’s Macaroni Grill President, elected in January 2005. Ms. Birch previously served as Senior Vice President and Corner Bakery Cafe President since August 2003. Mrs. Birch was previously employed by Yum! Brands, Inc. for 12 years. During that time, she served as Vice President of Operations for Taco Bell from October 2001 to August 2003, Senior Director of Concept Development for Pizza Hut from July 2000 to October 2001, and Director of Operations for Pizza Hut from January 1999 to July 2000.

Valerie L. Davisson, 44, is Executive Vice President of People Works, elected in June 2005, having previously served as Senior Vice President of Human Resources since June 2004. Before joining the Company, Ms. Davisson served as Vice President, Human Resources for Yum! Brands, Inc. from January 2003 to June 2004, Vice President, Field Human Resources for Kentucky Fried Chicken from July 2002 to January 2003, Senior Director, Global Staffing for Yum! Brands, Inc from January 2000 to July 2002, and Director, Field Human Resources for Pizza Hut from December 1998 to January 2001.

Todd E. Diener, 49, is Executive Vice President and Chili’s Grill & Bar President, elected in June 2005. Mr. Diener previously served as Executive Vice President and Chief Operating Officer since June 2003, Senior Vice President and Chili’s Grill & Bar President since May 1998, and Senior Vice President and Chief Operating Officer of Chili’s since July 1996. Mr. Diener joined the Company as a Chili’s Manager Trainee in 1981 and was promoted to General Manager in 1983, Area Director in 1985, and Regional Director in 1987. Mr. Diener became Regional Vice President in 1989, a position he held until July 1996.

Rebeca M. Johnson, 50, is Executive Vice President of Marketing and Chief Marketing and Brand Officer, elected in April 2006. Ms. Johnson previously served as Executive Vice President of Marketing and Brand Development since June 2005 and Senior Vice President of Marketing and Brand Development since January 2004. Previously, Ms. Johnson worked at PepsiCo, Inc. for 16 years, most recently as Vice President of Marketing and General Manager for the Doritos and Cheetos brands for Frito Lay North America.

David M. Orenstein, 48, is Senior Vice President and On The Border President, elected in August 2002. Mr. Orenstein previously served as Chief Operating Officer of On The Border since May 2002 and Vice President of Operations for On The Border since June 1999. Mr. Orenstein joined the Company as a Chili’s Manager in Training in 1984, was promoted to General Manager in 1986, and Area Director in 1988. Mr. Orenstein became a Regional Director in 1993, a position he held until 1997. Between 1997 and 1999, Mr. Orenstein owned and operated his own restaurant.

Wyman T. Roberts, 47, is Senior Vice President and Maggiano’s Little Italy President, elected in August 2005. Mr. Roberts previously served as Executive President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he most recently served as Executive Vice President, Marketing.

Charles M. Sonsteby, 53, is Executive Vice President and Chief Financial Officer, elected in May 2001. Mr. Sonsteby joined the Company as Director of the Company’s Tax, Treasury and Risk Management departments in 1990. In 1994 he was named Vice President and Treasurer and was promoted to Senior Vice President of Finance in 1997, a position he held until May 2001.

Roger F. Thomson, 57, is Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, elected in June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

Michael B. Webberman, 46, is Executive Vice President of Brand Solutions, elected in June 2003. Mr. Webberman joined the Company in 1989 as a Senior Financial Analyst for Chili’s. He was promoted to Vice President of Operations Analysis in 1996 and Vice President of Planning and Analysis in 2000. Mr. Webberman was named Senior Vice President of Concept Services in April 2001.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Philosophy

As mentioned previously, the Compensation Committee is comprised entirely of independent directors who administer the Company’s executive compensation programs (such as short and long term incentives and equity programs). The Committee reviews and approves any compensation decisions regarding elected officers as well as the Chairman and CEO. The Committee submits its recommendations to the full Board of Directors for ratification. The executive compensation program is designed as a tool to reinforce our strategic principles—to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles guide the development of the executive compensation program:

•       provide competitive levels of compensation to attract and retain the best qualified executive talent. The Committee strongly believes that the caliber of our management group makes a significant difference in our sustained success over the long-term.

•       embrace a pay-for-performance philosophy by placing significant amounts of compensation “at risk”. Throughout the organization, compensation is tied not only to our performance, but also to the attainment of individual Key Performance Indicators (KPIs) which are aligned with our long-term strategic initiatives.

•       directly link executives’ interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value.

The Committee intends for the executive compensation program to appropriately balance our short-term operating goals with our long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including stock options, restricted stock, restricted stock units and performance shares.

Additionally, in order to ensure that the Committee is able to effectively carry out its responsibilities and that we maintain strong links between pay and performance, the following actions are taken by the Committee:

•       hold executive sessions (without the Company management present) at every Committee meeting.

•       retain an independent consultant to advise on executive compensation.

•       benchmark with an outside third party vendor to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent. The peer group for each officer may vary depending on the nature and scope of their responsibilities.

•       review annually detailed compensation tally sheets for the named executive officers.

Stock Ownership Guidelines

For the upcoming fiscal year, the Board of Directors approved stock ownership guidelines for the Board of Directors and our senior leadership. Stock ownership aligns our senior leaders with shareholders. The guidelines define stock ownership to include any shares currently owned by the senior officer or a director; vested, in the money stock options; unvested restricted stock or restricted stock units; and a portion of any unvested performance shares (applies to senior officers only). A multiple of salary is used to calculate a fixed share amount by position. The senior officers are required to maintain this level of ownership during their tenure with the Company. Similarly, directors are required to hold a fixed number of shares, based on a multiple of their retainer, until their retirement from the Board of Directors. Ownership will be reviewed annually by the Board of Directors. Senior officers have five years to accumulate the necessary shares. Any senior officer below the guideline at the end of five years will receive half of any short term incentives and stock proceeds in shares until the guideline is met. Approximately 50% of the current senior officers meet the guideline. Directors have four years to accumulate the necessary shares. Approximately 75% of the current directors meet the guideline.

Summary Compensation Table

The following summary compensation table sets forth the annual compensation for those individuals serving as Chief Executive Officer, and the next four highest compensated executive officers in fiscal 2006.

Summary Compensation Table

				Long Term Compensation
				Awards		Payouts
				Restricted	Securities
		Annual Compensation		Stock	Underlying	LTIP	All Other
		Salary	Bonus	Awards	Options/SARs	Payouts	Compensation
Name and Principle Position	Year	($)	($)(1)	($)(2)	(#)	($)(3)	($)(4)
Douglas H. Brooks,	2006	900,000	1,350,000	258,735	55,000	298,500	25,933
Chairman of the	2005	871,154	0	248,449	125,000	275,100	21,835
Board, President and	2004	796,731	712,477	275,698	125,000	293,100	29,915
CEO
Todd E. Diener,	2006	588,452	499,302	2,315,056	30,000	278,320	43,981
EVP and Chili’s	2005	563,250	33,933	237,800	45,000	272,224	24,694
Grill & Bar President	2004	529,077	289,505	308,887	45,000	280,524	21,854
Charles M. Sonsteby,	2006	568,635	687,355	3,290,245	19,000	99,500	27,448
EVP and CFO	2005	472,500	0	82,807	45,000	91,700	17,028
	2004	423,461	226,941	76,568	45,000	97,700	19,608
Roger F. Thomson,	2006	489,019	440,678	1,786,681	17,500	120,644	34,204
EVP CAO, General	2005	474,250	0	100,418	46,500	111,186	21,097
Counsel and Secretary	2004	459,539	246,262	111,424	46,500	118,461	21,601
Michael B. Webberman	2006	373,452	337,045	928,529	15,000	62,188	31,232
EVP Brand Solutions	2005	347,500	0	39,324	40,000	50,435	24,740
	2004	298,461	133,300	31,635	30,000	46,408	19,415

(1)    The amounts shown reflect the short-term incentive awards made to each named executive officer under the Fiscal 2006 Profit Sharing Plan for all eligible Company employees.

(2)    Restricted stock and restricted stock units are valued at the closing price of the Company’s common stock on the grant dates.

•   Mr. Brooks was awarded 6,759 shares/units of restricted stock and restricted stock units during the last fiscal year, 2,253 shares/units of which vested on August 26, 2006, 2,253 shares/units of which will vest on August 26, 2007, and 2,253 shares/units of which will vest on August 26, 2008.

•   Mr. Diener was awarded 58,165 shares/units of restricted stock and restricted stock units during the last fiscal year, 2,230 shares/units of which vested on August 26, 2006, 3,706 shares/units of which will vest on August 26, 2007, 2,229 shares/units of which will vest on August 26, 2008, 16,667 shares/units of which will vest on August 30, 2008, 16,666 shares/units of which will vest on August 30, 2009, and 16,667 shares/units of which will vest on August 30, 2010.

•   Mr. Sonsteby was awarded 82,253 shares/units of restricted stock and restricted stock units during the last fiscal year, 751 shares/units of which vested on August 26, 2006, 751 shares/units of which will vest on August 26, 2007, 751 shares/units of which will vest on August 26, 2008, 26,667 shares/units of which will vest on August 30, 2008, 26,666 shares/units of which will vest on August 30, 2009, and 26,667 shares/units of which will vest on August 30, 2010.

•   Mr. Thomson was awarded 44,732 shares/units of restricted stock and restricted stock units during the last fiscal year, 911 shares/units of which vested on August 26, 2006, 910 shares/units of which will vest on August 26, 2007, 911 shares/units of which will vest on August 26, 2008, 14,000 shares/units of which will vest on August 30, 2008, 14,000 shares/units of which will vest on August 30, 2009, and 14,000 shares/units of which will vest on August 30, 2010.

•   Mr. Webberman was awarded 23,239 shares/units of restricted stock and restricted stock units during the last fiscal year, 413 shares/units of which vested on August 26, 2006, 413 shares/units of which will vest on August 26, 2007, 413 shares/units of which will vest on August 26, 2008, 7,334 shares/units of which will vest on August 30, 2008, 7,333 shares/units of which will vest on August 30, 2009, and 7,333 shares/units of which will vest on August 30, 2010.

The dollar value of the restricted stock and restricted stock units held by each of the named executive officers at the end of the last fiscal year (at $35.41 per share, the closing price of the Company’s common stock on June 28, 2006) is as follows:

Restricted Stock: Total Shares and Value

Executive	Shares of Restricted Stock/Units	Value of Restricted Stock/Units
Douglas H. Brooks	15,255	$540,180
Todd E. Diener	66,768	$2,364,255
Charles M. Sonsteby	84,924	$3,007,159
Roger F. Thomson	48,166	$1,705,558
Michael B. Webberman	24,458	$866,058

We do pay dividends on our common stock. Owners of restricted stock are entitled to receive dividends on shares of restricted stock owned by them at the time of dividend payment. Owners of restricted stock units are entitled to receive dividends on units owned by them but not until after vesting at the time of delivery of the underlying shares of common stock. At the time of delivery, unit owners will receive a single, lump sum payment of all dividends that may have been paid during the vesting period for their units. For those named officers who have compensation in excess of $1,000,000 in any year in which shares of restricted stock are granted, the vesting of such restricted stock/units shall occur on the designated vesting dates only if performance objectives are attained.

(3)    The Long-Term Incentive Payouts reflect the cash portion of awards made under the Company’s Long-Term Executive Incentive Plan. This plan is discussed further under the heading Long Term Incentives. We direct you to the table entitled “Long-Term Incentive Plan Awards in 2006” below regarding any equity awards granted to the named executive officers during the fiscal year.

(4)    All other compensation represents Company match on 401(k), sign-on bonus, and various fringe benefits, including, car allowance and reimbursement of tax preparation, financial planning, and health club expenses.

Option Grants During 2006 Fiscal Year

The following table contains certain information concerning the grant of stock options pursuant to our Stock Option and Incentive Plan to the named executive officers during our last fiscal year.

	Options	% of Total Options Granted to Employees in	Exercise or	Expiration	Realized Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
Executive	Granted	Fiscal Year	Base Price	Date	5%	10%
Douglas H. Brooks	55,000	12.2%	$38.67	10/20/2013	$1,015,476	$2,432,242
Todd E. Diener	30,000	6.7%	$38.67	10/20/2013	$553,896	$1,326,677
Charles M. Sonsteby	19,000	4.2%	$38.67	10/20/2013	$350,801	$840,229
Roger F. Thomson	17,500	3.9%	$38.67	10/20/2013	$323,106	$773,895
Michael B. Webberman	15,000	3.3%	$38.67	10/20/2013	$276,948	$663,339

(1)    The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

Stock Option Program

The Committee granted options to each officer in October of 2005 as part of our long-term incentive program, which is discussed in more detail below under the section titled “Long-Term Incentives”. The Committee determines the size of the stock option award by considering the following factors: individuals holding comparable positions within our peer group, the scope and responsibilities of the individual, and their performance, as well as share usage. The exercise price of the options is based on the fair market value on the date of grant. The Committee has generally granted option awards in the second quarter of each fiscal year. In an effort to better align our compensation programs and better link compensation to performance, the Committee determined that beginning in Fiscal 2007 stock option awards will be granted on the last Thursday of each August. During August of each year, we pay out any earned short-term incentives, complete our benchmarking study and complete our performance reviews of our employees.

Stock Option Exercises and Fiscal Year End Value Table

The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year end. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing options and the $35.41 fiscal year end price of our common stock.

					Value of Unexercised
	Shares		Number of Unexercised		In-the-Money Options
	Acquired	Value	Options at Fiscal Year End		at Fiscal Year End
Executive	On Exercise	Realized	Exerciseable	Unexercisable	Exerciseable	Unexercisable
Douglas H. Brooks	0	$0	619,394	242,500	$6,271,671	$371,875
Todd E. Diener	26,964	$809,009	277,501	97,500	$3,238,313	$133,875
Charles M. Sonsteby	32,585	$478,120	92,916	86,500	$469,199	$133,875
Roger F. Thomson	69,747	$526,711	3	87,250	$9	$138,338
Michael B. Webberman	15,153	$222,837	40,348	70,000	$187,518	$104,450

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of June 28, 2006, consisting of the 1991 Stock Option Plan for Non-Employee Directors and Consultants,

1992 Incentive Stock Option Plan, Stock Option and Incentive Plan, and 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants. All of these plans were approved by the shareholders.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,073,725	$30.75	5,062,193
Equity compensation plans not approved by security holders	None	None	None
Total	7,073,725	$30.75	5,062,193

Base Salaries

Competitively positioning executives’ base salaries as a part of a total compensation package is necessary for attracting, retaining and motivating executives with the essential qualifications for managing our growth. The Board of Directors and the Company define the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. We determine individual base salary levels by considering market data for each officer’s position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects our financial performance, individual performance and potential, and/or changes in an officer’s duties and responsibilities.

Annual Incentives

Our Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, and certain restaurant brand team employees, including brand executives, participate. The program is designed to reflect the participating employees’ contribution to the Company’s enhancement of total shareholder return by increasing earnings and managing expenditures and by individually achieving specified key performance indicators and competencies. The plan reinforces a strong teamwork ethic and increased individual performance by making the basis for payouts for all corporate executives the same as for all other corporate employees in whole, or amongst all of the members of an individual department, as applicable, and by making the basis for payouts to executives of one of our restaurant brands the same as for all other participating members of such restaurant brand’s team.

We derive annual incentive targets for executives, like salary, through third-party market data and level of responsibility. In determining awards, the Committee assesses performance against our objectives as well as the key performance indicators. The annual targets for the Profit Sharing Plan are approved annually by the Committee.

401(k) Savings Plan and Deferred Income Plan

Our 401(k) Savings Plan (“Plan I”) and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s employees with a tax-deferred long-term savings vehicle. Plan I is a qualified 401(k) plan and the Deferred Plan is a non-qualified deferred compensation plan.

Plan I—Calendar Year 2006 Changes.   In July 2005, we adopted changes to eligibility requirements, vesting schedules, and Company matching contributions for Plan I effective January 1, 2006. All of our employees, including employees who may be classified as highly compensated employees by the IRS, who have attained the age of twenty-one and completed both one year and one thousand hours of service with the Company are eligible to participate in Plan I. In addition, we will match 100% of each such participant’s contribution for the first 3% of such participant’s compensation and 50% for the next 2% of such participant’s compensation. All Company contributions vest immediately.

Deferred Plan.   The Deferred Plan is a non-qualified deferred compensation plan. Deferred Plan participants elect the percentage of eligible pay they wish to defer into their Deferred Plan account in an amount not to exceed 50% of base salary. Deferrals are not eligible for investment options, but earn a flat rate of interest which is compounded monthly. The interest rate is determined on the first business day each November. We do not match any deferrals under the Deferred Plan.

Long-Term Incentives

All of our corporate and restaurant brand officers are eligible for annual grants of incentive and non-qualified stock options. We tie a significant portion of our executives’ total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company’s common stock. As a result, our executives’ interests are closely aligned with shareholders’ long-term interests.

Stock options are rights to purchase shares of our common stock at the fair market value of the underlying common stock as of the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of our common stock increases. Twenty-five percent of a stock option grant becomes exercisable for each of the four years after the grant date. Stock options are typically granted annually as part of a fixed grant, based on a target value approved by the Committee.

The Executive Long-Term Incentive Plan is a performance-related plan using overlapping three-year cycles paid annually. For corporate officers, the criterion for payment is the Company’s cumulative earnings per share over a three-year period relative to a metric established by the Committee. For a restaurant brand officer, the criterion is the three-year cumulative profit before taxes for such restaurant brand relative to the metric established by the Committee. These three-year metrics are established/revised as part of our annual planning process. Once established and approved, the metrics are fixed for the upcoming three-year cycle. At the end of the designated three-year performance measurement period, achievement is measured relative to planned metrics to determine if awards have been earned.

Each participant is assigned a specific dollar payout target at the beginning of the three-year cycle. Any payouts made under the Executive Long-Term Incentive Plan shall be made one-half in cash and one-half in restricted stock, where the restricted stock vests one-third per year over the next three years. At the conclusion of the three-year cycle ending in June 2006, this plan will cease to operate.

All payouts under the Executive Long-Term Incentive Plan have a 150% payout cap, subject to override by the Chief Executive Officer of the Company (except for payouts to the Chief Executive Officer, which shall be subject to override by the Committee). No participant in the Executive Long-Term Incentive Plan may receive a payout of more than 100,000 shares of restricted stock or restricted stock units and $1,500,000 in cash in any fiscal year.

Beginning in fiscal year 2006, the Compensation Committee replaced the Executive Long-Term Incentive Plan with the Performance Share Plan (“Performance Plan”). The Performance Plan is a performance-related plan using overlapping three-year cycles paid annually. For all officers, the criterion for payment is the relative performance of our total shareholder return in comparison to the total shareholder return of a select group of other publicly-traded restaurant companies over a three-year period.

Each participant is assigned a specific target payout at the beginning of each three-year cycle to be paid out in common stock of the Company at the end of the designated three-year cycle. The actual number of shares of common stock granted will vary based on the rank of our total shareholder return against the comparative group of companies. All common stock will be fully vested upon issuance.

Long-Term Incentive Plan Awards in Fiscal 2006

	Number of Shares, Units or Other	Performance or Other Period Until Maturation or	Estimated Future Payouts Under Non-Stock Price Based Plans
Name	Rights (#)	Payout	Threshold (#)	Target (#)	Maximum (#)
Brooks	55,000	06/2008	0	55,000	96,250
Diener	30,000	06/2008	0	30,000	52,500
Sonsteby	19,000	06/2008	0	19,000	33,250
Thomson	17,500	06/2008	0	17,500	30,625
Webberman	15,000	06/2008	0	15,000	26,250

Benefits and Perquisites

As part of total compensation, we also provide certain benefits and perquisites to management. Benefits include medical, dental, life insurance and disability coverage under our flexible benefits plan which is provided to all other eligible employees. Under the flexible benefits plan employees are able to elect not only the type of coverage, but the level of coverage they prefer.

Officer perquisites include a car allowance, a financial planning reimbursement that can be used for tax filings as well as financial advice, a health club reimbursement, and a dining card for our restaurants. Both the health club reimbursement and dining card programs are also available to eligible salaried employees.

CEO Compensation

In determining the compensation for Mr. Brooks, the Committee evaluates the achievement of his key performance indicators. These objectives include such things as: our financial strength, regulatory compliance, implementation and refinement of our strategic plan, and talent development and retention. As such, in fiscal 2006, the Committee granted Mr. Brooks 55,000 stock options and 6,759 shares of restricted stock under the Company’s Stock Option and Incentive Plan. For fiscal 2006, Mr. Brooks received an incentive award of $1,350,000 pursuant to the Company’s Profit Sharing Plan. Mr. Brooks declined to receive an increase in his base salary for fiscal 2006.

Federal Income Tax Considerations

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives’ compensation for deductibility under applicable tax laws. However, the Compensation Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Compensation Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with the strategic goals of the Company and in its best interests. The Compensation Committee’s administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Compensation Committee believes that the Company’s compensation programs provide the necessary incentives and flexibility to promote the Company’s performance-based compensation philosophy while being consistent with Company objectives. The Company’s financial performance supports the compensation practices employed during the past year. No member of the Compensation Committee serves or previously served as an employee or officer of the Company.

In the context of the discussion above of our compensation philosophy and various components of compensation, the Compensation Committee held discussions with our management regarding our compensation programs. Our management represented to the Compensation Committee that our compensation programs were administered in accordance with the above stated philosophy and requirements. The Compensation Committee reviewed and discussed the compensation programs with management. Based on this review and discussions, the Compensation Committee approved our compensation programs.

Respectfully submitted,
COMPENSATION COMMITTEE
GEORGE R. MRKONIC (Chair)
MARVIN J. GIROUARD
JAMES E. OESTERREICHER
ROSENDO G. PARRA
CECE SMITH

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our internal controls and the financial reporting process. KPMG LLP, our independent auditors, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent auditors. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited financial statements. Our management represented to the Audit Committee that our audited financial statements were prepared in accordance with generally accepted accounting principles. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP their independence in connection with their audit of our financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2006 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2007 fiscal year.

Respectfully submitted,
AUDIT COMMITTEE
CECE SMITH (Chair)
JAMES E. OESTERREICHER
ROBERT M. GATES
MARVIN J. GIROUARD
GEORGE R. MRKONIC

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows (a) certain information as to all persons known by us to beneficially own more than 5% of our Common Stock, and (b) the ownership of our Common Stock by the named executive officers, and all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 17, 2006		Number Attributable to Options Exercisable Within 60 Days of August 17, 2006		Percent(11)
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	8,486,204	(1)		(7)	10.26%
Capital Research and Management Company 333 South Hope Street 55th Floor Los Angeles, CA 90071	8,125,000	(2)		(7)	9.82%
FMR Corp. 82 Devonshire Street Boston, MA 02109	7,061,728	(3)		(7)	8.54%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,098,408	(4)		(7)	6.16%
The Growth Fund of America, Inc. 333 South Hope Street 55th Floor Los Angeles, CA 90071	5,000,000	(5)		(7)	6.04%
Earnest Partners, LLC 75 Fourteenth Street Suite 2300 Atlanta, GA 30309	4,557,000	(6)		(7)	5.51%
Douglas H. Brooks	738,587	(8)(9)	619,394	(10)	*
Todd E. Diener	383,487	(8)(9)	277,501	(10)	*
Charles M. Sonsteby	188,788	(8)(9)	92,916	(10)	*
Roger F. Thomson	51,968	(8)(9)	3	(10)	*
Michael B. Webberman	64,974	(8)(9)	40,348	(10)	*
All Executive Officers and Directors as a Group (18 persons)	1,761,119	(8)(9)	1,215,057	(10)	2.13%

      * Less than 1%.

   (1) Based on information contained in Schedule 13G dated February 1, 2006.

   (2) Based on information contained in Schedule 13G dated February 6, 2006. The Schedule 13G reported that Capital Research and Management Company owned and had sole dispositive power over 8,125,000 shares of common stock, and had sole voting power over 3,125,000 of such shares.

   (3) Based on information contained in Schedule 13G dated February 14, 2006. The Schedule 13G reported that FMR Corp. owned and had sole dispositive power over 7,061,728 shares of common stock, and had sole voting power over 182,208 of such shares.

   (4) Based on information contained in Schedule 13G dated January 31, 2006. The Schedule 13G reported that Barclays Global Investors, NA owned and had sole dispositive power over 5,098,408 shares of common stock, and had sole voting power over 4,554,030 of such shares.

   (5) Based on information contained in Schedule 13G dated February 6, 2006. The Schedule 13G reported that The Growth Fund of America, Inc. owned and had sole dispositive power over zero shares of common stock, and had sole voting power over 5,000,000 of such shares. Capital Research and Management Company, in its role as investment advisor to various investment companies, is the advisor to The Growth Fund of America, Inc.

   (6) Based on information contained in Schedule 13G dated February 14, 2006. The Schedule 13G reported that Earnest Partners, LLC owned and had sole dispositive power over 4,557,000, had sole voting power over 1,731,476 of such shares, and had shared voting power over 1,706,724 of such shares.

   (7) Not Applicable

   (8) Beneficial ownership has been determined in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

   (9) Includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 17, 2006, under the Company’s 1992 Incentive Stock Option Plan, and Stock Option and Incentive Plan, as applicable.

(10) Mr. Brooks owns 861,894 stock options, 619,394 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Diener owns 375,001 stock options, 277,501 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Sonsteby owns 179,416 stock options, 92,916 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Thomson owns 87,253 stock options, 3 of which have vested, or will vest, within 60 days of August 17, 2006. Mr. Webberman owns 110,348 stock options, 40,348 of which have vested, or will vest, within 60 days of August 17, 2006. All Executive Officers and Directors as a Group own 2,171,899 stock options, 1,215,057 of which have vested, or will vest, within 60 days of August 17, 2006.

(11) This percentage is based on number of outstanding shares of common stock as of August 17, 2006 (82,716,539 shares).

FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

The following is a line graph presentation comparing cumulative five-year total shareholder return on an investment in our common stock against the returns of the S&P 500 Index and the S&P Restaurant Industry Index. A list of the returns follows the graph.

The graph assumes a $100 initial investment and the reinvestment of dividends. The values shown are neither indicative nor determinative of future performance.

	2001	2002	2003	2004	2005	2006
Brinker International	$100.00	$129.40	$144.73	$137.25	$160.18	$143.53
S&P 500	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11
S&P Restaurants	$100.00	$113.58	$95.69	$125.20	$150.92	$187.41

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our Common Stock are required to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

It is our policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported.

On August 26, 2004, Mr. Ronald A. McDougall agreed to serve as a consultant to us following the termination of his service on the Board of Directors effective November 4, 2004. Under this agreement, Mr. McDougall is to remain a consultant to us through November 3, 2006. During the term of his agreement and for 3 years after termination, Mr. McDougall has also agreed to not be employed by or consult for any of our competitors. Mr. McDougall receives for his services during the term of the agreement annual compensation of $150,000 (payable quarterly), plus reimbursement of reasonable expenses incurred in connection with his consulting services. Upon Mr. McDougall’s death, termination for cause or voluntary termination of services by Mr. McDougall, no further payment shall be made pursuant to the consulting agreement except for accrued and unpaid compensation and reimbursements.

During the fiscal year 2006, we employed a family member of one of our executive officers. This family member received compensation comparable to other employees in the Company at a similar level, is not an executive officer, and does not report directly to any of our executive officers. None of our directors or executive officers has a material interest in the family member’s employment relationship and none of them share a home with this employee.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 28, 2006, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,
ROGER F. THOMSON Secretary
Dallas, Texas September 8, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.					Mark Here for Address Change or Comments		☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS 1 AND 2 AS DESCRIBED IN THE PROXY STATEMENT.

1. ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	2. RATIFICATION OF APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2007		FOR ☐	AGAINST ☐	ABSTAIN ☐

nominees:	01 Douglas H. Brooks 02 Robert M. Gates	06 Erle Nye 07 James E. Oesterreicher	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSAL 3.
	03 Marvin J. Girouard 04 Ronald Kirk 05 George R. Mrkonic	08 Rosendo G. Parra 09 Cece Smith	3. APPROVAL OF SHAREHOLDER PROPOSAL SUBMITTED BY PETA AND CALVERT GROUP, LTD.		FOR ☐	AGAINST ☐	ABSTAIN ☐

INSTRUCTION: To withhold authority to vote for any individual			4. IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY
nominee, write that nominee’s name in the space below			PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

*** IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW ***

Signature		Signature				Date

Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Telephone and Internet voting is available through 11:59 PM EST the day prior to annual meeting day.

Your Telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		OR	Telephone	OR	Mail
http://www.proxyvoting.com/eat			1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.			Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at: http://www.brinker.com

BRINKER INTERNATIONAL, INC.

PROXY

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the “Company”) to be held at the Cinemark 17 Theater, 11819 Webb Chapel Road, Dallas, Texas 75248, on Thursday, November 2, 2006 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Douglas H. Brooks and Marvin J. Girouard, and each of them, as the undersigned’s proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned’s proxy be voted as shown on the reverse side hereof or as directed via Telephone or Internet.

If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued On Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

or

2. Call toll free 1-866-540-5760 on a Touch Tone Telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

or

3. Vote by Internet at our Internet Address: http://www.proxyvoting.com/eat

PLEASE VOTE